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                                                [CENTENNIAL COMMUNICATIONS LOGO]


News Release
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                                For investor and media inquiries please contact:
                                                               STEVE E. KUNSZABO
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                    732-556-2220


FOR RELEASE MONDAY, DECEMBER 12, 2005

     Centennial Communications Announces Preliminary Fiscal Second-Quarter
      Operating Results; U.S. Subscriber Growth Continues to Gain Momentum

     Company Will Restate Financial Results for Fiscal Year 2005 Related to
                 Deferred Tax Assets at Discontinued Operations


WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today announced preliminary operating results for the fiscal second quarter of 2006. The Company expects to report approximately 1.34 million total wireless subscribers for the fiscal second quarter, which compares to 1.11 million for the year-ago period and 1.31 million for the previous quarter ended August 31, 2005. The Company expects to report approximately 326,400 total access lines and equivalents for the fiscal second quarter. Centennial expects to report full financial and operating results for the fiscal second quarter of 2006 on or before January 6, 2005.

CENTENNIAL SEGMENT HIGHLIGHTS

      U.S. Wireless Operations

      - U.S. wireless expects to end the quarter with approximately 614,100 total subscribers including 48,200 wholesale subscribers. This compares to 564,900 for the year-ago quarter including 20,000 wholesale subscribers and to 592,600 for the previous quarter ended August 31, 2005 including 43,200 wholesale subscribers.

      - At the end of the fiscal second quarter, approximately 56 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 12,300 from the fiscal first quarter of 2006, as the build-out of contiguous footprint in Grand Rapids and Lansing, MI and a robust marketing effort supported renewed subscriber growth.

      - Postpaid churn is expected to be approximately 2.0 percent for the fiscal second quarter of 2006, compared with 2.1 percent for the year-ago quarter and 2.1 percent for fiscal first quarter of 2006.

      Caribbean Wireless Operations

      - Caribbean wireless expects to end the quarter with approximately 724,100 subscribers, which compares to 543,400 for the prior-year quarter and to 715,000 for the previous quarter ended August 31, 2005.

      - Customer growth benefited from solid prepaid subscriber growth in the Dominican Republic, partially offset by weak postpaid subscriber growth due to higher churn in both the Dominican Republic and Puerto Rico. Centennial continues to emphasize prepaid and hybrid plans in the Dominican Republic, shifting its marketing effort away from postpaid plans.

      - Postpaid churn is expected to be approximately 3.2 percent for the fiscal second quarter of 2006, compared with 2.2 percent for the year-ago quarter and 3.2 percent for the fiscal first quarter of 2006.



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Caribbean Broadband Operations

- Switched access lines are expected to total approximately 66,700 at the end of the fiscal second quarter, an increase of 10,200 lines, or 18 percent from the prior-year quarter. Dedicated access line equivalents are expected to be 259,700 at the end of the fiscal second quarter, a 13 percent year-over-year increase.

RESTATEMENT

Centennial also announced that it will restate its financial results for the twelve months ended May 31, 2005 to correct an error in the accounting for the sale of the Company's previously owned cable television subsidiary, Centennial Cable. Centennial Cable was sold on December 28, 2004 and the disposition was accounted for as a discontinued operation. In December 2005, the Company determined that certain deferred tax assets related to Centennial Cable should have had a full valuation allowance provided against them as part of the sale based on applicable tax rules. Under the United States Dual Consolidated Loss rules, the sale of Centennial Cable represented a triggering event and such net operating loss carryforwards, although retained, could no longer be used to offset U.S. consolidated taxable income, and therefore, the related deferred tax assets should have had a full valuation allowance provided against them.

The correction of this error will result in non-cash adjustments to consolidated accrued expenses and other liabilities, deferred federal income taxes, tax (expense) benefit from discontinued operations, net (loss) income from discontinued operations, consolidated net income and total stockholder's deficit. The correction will not impact previously reported revenue, adjusted operating income and income from continuing operations.

The net effect of the restatement for the twelve months ended May 31, 2005 is:

      -     Decrease deferred federal income taxes by $35,981,000;

      -     Decrease consolidated net income by $36,477,000;

      -     Increase tax expense for discontinued operations by $36,477,000; and

      -     Increase total stockholders' deficit by $36,477,000

In addition, the Company will restate its financial results for the fiscal quarter ended August 31, 2005 to give effect to the error discussed above. On December 12, 2005, the Company intends to file an amendment to its (i) Annual Report on Form 10-K for the year ended May 31, 2005 and (ii) Quarterly Report on Form 10-Q for the quarter ended August 31, 2005 to correct the errors discussed above.

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1.3 million wireless subscribers and 326,400 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/

                                                               December 12, 2005
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SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our and our subsidiaries' substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which allows customers to keep their wireless phone numbers when switching between service providers; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our U.S. wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                                       ###



                                                               December 12, 2005
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                         CENTENNIAL COMMUNICATIONS CORP.

                          SELECTED OPERATING STATISTICS

                                NOVEMBER 30, 2005

                      ($000'S, EXCEPT PER SUBSCRIBER DATA)

                                                  ------------------------------      -----------------------------
                                                     THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                     NOV-05          NOV-04              NOV-05          NOV-04
                                                  ---------------  -------------      ---------------  ------------
U.S. WIRELESS
-------------

Postpaid Wireless Subscribers                        546,900          527,800            546,900          527,800
Prepaid Wireless Subscribers                          19,000           17,100             19,000           17,100
                                                     -------          -------            -------          ------
Retail Subscribers                                   565,900          544,900            565,900          544,900
Wholesale Subscribers                                 48,200           20,000             48,200           20,000
                                                     -------          -------            -------          ------
Total Wireless Subscribers                           614,100          564,900            614,100          564,900
Total Wireless Gross Adds                             59,300           40,700            106,400           85,000
Net Gain (Loss) - Retail Subscribers                  16,500           (6,500)            19,200          (10,100)
Net Gain - Wholesale Subscribers                       5,000            6,500              8,800           12,000
Net Gain - Total Subscribers                          21,500                0             28,000            1,900
GSM as a % of Retail Subs                               55.5%            15.7%              55.5%            15.7%
Retail Penetration (1)                                   6.5%             8.9%               6.5%             8.9%
Postpaid Churn - Wireless (2)                            2.0%             2.1%               2.1%             2.1%
Prepaid & Postpaid Churn - Wireless                      2.3%             2.5%               2.4%             2.5%

CARIBBEAN
---------

Postpaid Wireless Subscribers                        413,900          394,500            413,900          394,500
Prepaid Wireless Subscribers                         310,200          148,900            310,200          148,900
                                                     --------         --------           --------         -------
Total Wireless Subscribers                           724,100          543,400            724,100          543,400
Total Wireless Gross Adds                            109,300           90,200            247,000          165,400
Net Gain - Wireless Subscribers                        9,100           26,700             65,300           47,200
Penetration - Total Wireless (1)                         5.6%             4.2%               5.6%             4.2%
Postpaid Churn - Wireless (2)                            3.2%             2.2%               3.2%             2.3%
Prepaid  Churn - Wireless (2)                            6.5%             7.9%               5.8%             7.3%
Prepaid & Postpaid Churn - Wireless (2)                  4.6%             3.7%               4.3%             3.7%
Switched Access Lines                                 66,700           56,500             66,700           56,500
Dedicated Access Line Equivalents                    259,700          230,100            259,700          230,100
                                                     --------         --------           --------         -------


(1) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.

(2) Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.